Exhibit 99.1

Insight Digital Partners II Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about November 18, 2025

NEW YORK, NEW YORK, Nov. 14, 2025 (GLOBE NEWSWIRE) -- Insight Digital Partners II (Nasdaq: DYORU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise by the underwriters of their overallotment option in full, completed on October 30, 2025 (the “Offering”), may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about November 18, 2025. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol “DYORU,” and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Global Market under the symbols “DYOR” and “DYORW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities has become effective pursuant to Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Insight Digital Partners II

Insight Digital Partners II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target opportunities and companies that are in high-growth, high-impact sectors that form the backbone of the digital economy. Target areas include infrastructure supporting stablecoins and digital payments, staking and mining operations, trading and exchange platforms, and high-performance computing—alongside innovative opportunities in energy that power these advancements.

Contact

Chelsea Saffran
Communications Director
Insight Digital Partners II
csaffran@insightacqcorp.com